Exhibit 99.8

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005

MANCHESTER, CT – October 27, 2005 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2005.

Net sales for the third quarter and nine months ended September 30, 2005 were $75.0 million and $229.0 million, an increase of 6.2 percent and 5.2 percent, respectively, over the comparable periods in the prior year. Net income for the quarter ended September 30, 2005 was $1.4 million, or $.08 per diluted share. This compares with a net loss of $0.9 million, or $.06 per diluted share, for the same quarter of 2004. Net income for the nine months ended September 30, 2005 was $4.1 million, or $.25 per diluted share, compared with net income of $0.7 million, or $.04 per diluted share, for the same period in 2004. Net income for the quarter and nine months ended September 30, 2005, included pretax charges aggregating approximately $1.0 million and $2.1 million, respectively, related to the elimination of the chief operating officer position and Sarbanes-Oxley Section 404 compliance costs. Net income for the quarter and nine months ended September 30, 2004 included pretax charges totaling $3.9 million and $10.2 million, respectively, related to the consolidation of the Company’s domestic automotive operations, Sarbanes-Oxley Section 404 compliance costs, the start-up activity of the automotive operation in France and one-time legal expenses.

David Freeman, President and CEO of Lydall, commented on the quarter, “Growth in the quarter, as well as year to date, is attributable to continued strong automotive sales, both domestically and in Europe. However, we recorded lower sales of vital fluids products as well as high-efficiency air filtration media. The performance of the Vital Fluids business continued to be disappointing, and a reduction in clean room activity as well as an increasingly price-competitive air-filtration market persisted in the quarter. We improved gross margin as a percent of sales to 22.2 percent for the quarter. Although, for the quarter, this shows limited progress overall, gross margin in the automotive business improved. Also, we reduced SG&A expense as a percent of sales for the quarter.

“Overall, operating results are improving; however, we need to pick up the pace. We are intent on profitability improvement, both for the short-term and the long-term. Our Lean Six Sigma initiative is underway. Our goal is to create a culture focused on eliminating waste and variation. We believe this focus will lead to improved performance today while providing a solid foundation for our future.”

Results for the Third Quarter Ended September 30, 2005

Net sales for the third quarter were $75.0 million compared with $70.6 million for the same period in 2004 – a 6.2 percent increase. The impact of foreign currency translation on total net sales was minimal in the third quarter of 2005. Thermal/Acoustical Segment net sales increased by 15.6 percent, Filtration/Separation Segment net sales declined by 10.5 percent, and net sales of Other Products and Services declined by 4.3 percent for the third quarter of 2005 compared with the same quarter last year.

For the third quarter of 2005, gross margin was $16.7 million, or 22.2 percent of net sales, compared with $13.7 million, or 19.4 percent of net sales, for the third quarter of 2004. After removing the impact of restructuring charges related to the consolidation of the domestic automotive facilities and the negative gross margin performance related to the start-up activity of the automotive operation in France from 2004 results, overall gross margin on net sales increased by 0.7 percentage points for the third quarter of 2005 compared with the same period of 2004. After adjusting for these items, gross margin on net sales increased by 3.4 percentage points for the Thermal/Acoustical Segment as a result of improved operating efficiencies on higher sales. Filtration/Separation Segment gross margin was 5.5 percentage points lower for the quarter primarily due to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs in the period for filtration products. Other Products and Services also posted lower gross margin performance for the period.

Selling, general and administrative expense was $14.5 million, or 19.4 percent of net sales, compared with $15.0 million, or 21.2 percent of net sales, for the third quarter of 2004. SG&A expense was impacted in the third quarter of 2005 by $0.8 million and $0.2 million related to the elimination of the chief operating officer position in the period and Sarbanes-Oxley Section 404 compliance costs, respectively. SG&A expense was impacted in the third quarter of 2004 by Sarbanes-Oxley Section 404 compliance costs of $1.2 million and one-time legal expenses of $0.7 million. Excluding these items in the respective quarters, selling, general and administrative expense increased by $0.4 million in the third quarter of 2005 compared with the same quarter last year, but was slightly lower as a percentage of net sales.

The Company’s effective tax rate for the three months ended September 30, 2005 and 2004 was 19.6 percent and 41.6 percent, respectively. The Company’s effective tax rate for the nine months ended September 30, 2005 and 2004 was 31.2 percent and 24.1 percent, respectively. The tax rate for the nine months ended September 30, 2005 of 31.2 percent decreased from the effective tax rate for the six months ended June 30, 2005 of 35.8 percent. This change is primarily due to true-up adjustments related to federal and state tax returns which were completed and filed in the third quarter of 2005, and resulted in the reduced effective tax rate for the third quarter.

Net cash provided by operating activities was $0.8 million for the third quarter of 2005 compared with $3.9 million for the third quarter of 2004.

As of September 30, 2005, the Company was not in compliance with the minimum EBITDA financial covenant of its domestic revolving credit facility by less than $1.0 million. The Company has received a waiver of the noncompliance from its lenders for the quarter ended September 30, 2005.

Results for the Nine Months Ended September 30, 2005

Net sales for the nine months ended September 30, 2005 were $229.0 million compared with $217.7 million in 2004 – a 5.2 percent increase. Excluding the favorable impact of foreign currency translation, net sales for the first nine months of 2005 were 4.2 percent higher than the prior year period. Excluding the favorable impact of foreign currency translation, Thermal/Acoustical Segment net sales increased by 14.0 percent, Filtration/Separation Segment net sales declined by 15.8 percent, and net sales of Other Products and Services declined by 2.8 percent for the nine months ended September 30, 2005 compared with the same period in 2004.

For the first nine months of 2005, gross margin was $50.1 million, or 21.9 percent of net sales, compared with $44.5 million, or 20.4 percent of net sales, for the same period of 2004. Excluding the impact of restructuring charges related to the consolidation of the domestic automotive facilities and the negative gross margin performance related to the start-up activity of the automotive operation in France from 2004 results, overall gross margin on net sales declined by 0.8 percentage points for the nine-month period ended September 30, 2005 compared with the same period last year. Gross margin as a percent of net segment sales for the Thermal/Acoustical Segment was fractionally lower after adjusting for these items. Filtration/Separation Segment gross margin as a percent of segment net sales was 2.8 percentage points lower primarily due to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs for filtration products. Gross margin as a percent of net segment sales for Other Products and Services was down by 1.0 percentage point.

Selling, general and administrative expense for the nine months ended September 30, 2005 and 2004 was the same — $42.6 million, or 18.6 percent of net sales for the period in 2005, and 19.6 percent, for the same period in 2004. SG&A expense for the nine months ended September 30, 2005 included $0.8 million and $1.3 million related to the elimination of the chief operating officer position in the period and Sarbanes-Oxley Section 404 compliance costs, respectively. SG&A expense for the nine-month period of 2004 was impacted by Sarbanes-Oxley Section 404 compliance costs of $2.2 million and one-time legal expenses of $1.8 million. Excluding these items in the respective periods, selling, general and administrative expense increased by $1.9 million in the nine months ended September 30, 2005 compared with the same period last year.

Net cash provided by operating activities was $8.8 million for the nine months ended September 30, 2005 compared with $16.4 million for the same period in 2004.

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $51.4 million compared with $44.5 million for the same quarter of 2004. Automotive sales, which represented approximately 78.0 percent of total segment sales in the quarter, increased by 21.7 percent. Foreign currency translation effect in the quarter was minimal.

Industrial thermal product sales were relatively flat quarter over quarter. Sales of Affinity® temperature-control units were up in the quarter. Sales of cryogenic material and building products, used principally in heating, ventilation and air conditioning applications, were lower for the third quarter of 2005 compared with the same quarter of 2004.

Operating income for the Thermal/Acoustical Segment was $5.5 million for the third quarter of 2005 compared with $1.4 million for the same quarter of 2004. Excluding the charges associated with consolidating the domestic automotive operations and start-up operational losses in France from third quarter 2004 results, segment operating income increased by $2.1 million. Operating improvements in the automotive operations are beginning to make a difference. The restructuring of the domestic automotive business is complete; however, the impact on efficiencies of a continuing influx of new business remains a challenge. European automotive operations continued to improve efficiency and profitability during the quarter. Lower operating income of the industrial thermal businesses partially offset gains made by the automotive businesses.

Filtration/Separation – For the quarter, segment net sales were $17.0 million compared with $19.0 million in the same period last year. There was minimal foreign currency translation effect on Filtration/Separation Segment net sales for the quarter. Air filtration sales continued to be impacted by the reduction of clean room builds in Asia and an increasingly price-competitive environment. Sales of the Company’s liquid filtration products were up slightly quarter over quarter. Sales of Vital Fluids’ bioprocessing and traditional OEM products were down in the quarter compared with the same period last year.

Operating income of the Filtration/Separation Segment was $0.9 million for the third quarter of 2005 compared with $2.5 million for the comparable quarter of 2004. A major portion of the decrease was attributable to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs in the period for filtration products. In addition, Vital Fluids recorded lower operating income on lower sales in the quarter, resulting in a loss for the period.

Other Products and Services – For the quarter, net sales were $7.2 million compared with $7.5 million for the same quarter last year. Increased trucking sales were not sufficient to counter lower sales of specialty products in the quarter.

Operating income of Other Products and Services for the third quarter of 2005 was $0.4 million compared with $0.7 million in the same quarter last year. Lower operating income was primarily due to lower sales volume and product mix in the quarter.

Conference Call

Lydall will host a conference call today at 2:00 p.m. ET to discuss its third quarter and nine months ended September 30, 2005 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (866) 249-5225 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2004 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 53 percent of Lydall’s third quarter 2005 net sales, significant increases in energy costs, and unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical as well as filtration/separation products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company. Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Tel. 860-646-1233; email investor@lydall.com.

Lydall, Inc. News Release

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$74,999	$70,630	$228,994	$217,704
Cost of sales	58,334	56,948	178,938	173,217

Gross margin	16,665	13,682	50,056	44,487
Selling, general and administrative expenses	14,517	14,957	42,626	42,628

Operating income (loss)	2,148	(1,275)	7,430	1,859
Interest expense	465	207	1,297	883
Other expense (income), net	(15)	33	175	58

Income (Loss) before income taxes	1,698	(1,515)	5,958	918
Income tax expense (benefit)	333	(630)	1,858	221

Net income (loss)	$1,365	$(885)	$4,100	$697

Basic earnings (loss) per common share	$0.08	$(0.06)	$0.26	$0.04
Diluted earnings (loss) per common share	$0.08	$(0.06)	$0.25	$0.04

Weighted average common shares outstanding	16,096	16,044	16,075	16,094
Weighted average common shares and equivalents outstanding	16,150	16,044	16,135	16,177

Summary of Segment Information In thousands (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales

Thermal/Acoustical	$51,448	$44,518	$155,443	$135,019
Filtration/Separation	17,033	19,032	52,722	61,929
Other Products and Services	7,199	7,524	22,776	22,166
Reconciling Items	(681)	(444)	(1,947)	(1,410)

Consolidated Totals	$74,999	$70,630	$228,994	$217,704

Operating Income

Thermal/Acoustical	$5,479	$1,411	$14,481	$6,402
Filtration/Separation	940	2,518	4,760	9,692
Other Products and Services	387	655	1,695	1,803
Corporate Office Expenses	(4,658)	(5,859)	(13,506)	(16,038)

Consolidated Totals	$2,148	$(1,275)	$7,430	$1,859

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Lydall, Inc. News Release

Financial Position

In thousands except ratio data

	September 30, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$3,302	$1,580
Working capital	$62,416	$54,249
Total debt	$40,964	$38,113
Stockholders’ equity	$143,855	$144,504
Total capitalization	$184,819	$182,617
Current ratio	2.28	2.17
Total debt to total capitalization	22.2%	20.9%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$785	$3,865	$8,843	$16,416
Net cash used for investing activities	$(3,126)	$(5,961)	$(11,809)	$(18,990)
Net cash provided by financing activities	$4,273	$1,093	$4,964	$1,908
Depreciation and amortization	$3,774	$4,132	$11,316	$12,437
Capital expenditures	$3,126	$5,961	$11,809	$21,506

Common Stock Data

Quarter Ended September 30,

	2005	2004
High	$9.72	$10.73
Low	$8.38	$9.06
Close	$8.93	$9.30

During the third quarter of 2005, 768,600 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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